Exhibit 99.1

For Immediate Release
March 25, 2011

For More Information
Carl J. Chaney, President  & Chief Executive Officer
Michael M. Achary, Chief Financial Officer
Paul D. Guichet, VP, Investor Relations & Corporate Governance
800.522.6542 or 228.563.6559

Hancock Holding Company closes $200 million common stock offering

GULFPORT, MS (March 25, 2011) — Hancock Holding Company (NASDAQ: HBHC) today announced that the company raised gross proceeds of approximately $200 million through its previously announced public common stock offering.

The company, in connection with the offering, issued 6,201,500 shares of common stock. Net proceeds of the offering to Hancock were approximately $191.5 million after estimated expenses. Morgan Stanley acted as sole book-runner, SunTrust Robinson Humphrey, Inc. served as lead manager and Raymond James & Associates and Sterne Agee & Leach, Inc. served as co-managers.

Hancock Holding Company President and Chief Executive Officer Carl J. Chaney noted, “We are very pleased with the overwhelming interest and the results this offering generated.  We believe this response reflects the company’s 111-year history of financial strength and stability.  Funds generated from the offering further positions Hancock to use the proceeds for general corporate purposes, including the enhancement of Hancock’s capital position and the repurchase of Whitney Holding Corporation’s TARP preferred stock and warrants upon the closing of the proposed merger of Whitney into the Company.”

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering was made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley at 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

About Hancock Holding Company

Hancock Holding Company — parent company of Hancock Bank (Mississippi), Hancock Bank of Louisiana, and Hancock Bank of Alabama — had assets of approximately $8.1 billion as of December 31, 2010.  Founded in 1899, Hancock Bank consistently ranks as one of the country’s strongest, safest financial institutions, according to BauerFinancial, Inc. More corporate information and e-banking are available at www.hancockbank.com.

Hancock Holding Company closes $200 million common stock offering
March 25, 2011
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“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations.  This release contains forward-looking statements which are not historical facts and reflects management’s current views and estimates of future economic circumstances, industry conditions, company performance, and financial results.  These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

SOURCE Hancock Holding Company

Contact:  Carl J. Chaney, President and Chief Executive Officer, or Michael M. Achary, Chief Financial Officer, or Paul D. Guichet, Investor Relations Manager, +1-228-563-6559 or paul_guichet@hancockbank.com, all of Hancock Holding Company.